Exhibit 10.01


                    GENERAL EMPLOYMENT ENTERPRISES, INC.
                      CHIEF EXECUTIVE OFFICER BONUS PLAN
                               AMENDMENT 1

The Chief Executive Officer Bonus Plan, adopted by the Company's Board of Directors on September 24, 2001, is amended for fiscal years beginning on or after October 1, 2006, as follows:

The following paragraph is removed:

For purposes of these calculations, the pre-bonus income of the Company means the consolidated, fiscal year income before deduction of income taxes and before deduction of the CEO bonus itself. Improvement means the amount of increase in pre-bonus income for the bonus year compared with the immediately preceding year. In calculating the bonus rates, pre-bonus losses and negative improvement amounts shall be treated as "zero."

The following is added in its place:

For purposes of these calculations, consolidated pre-bonus income means the consolidated, fiscal year income of the Company before deduction of income taxes and before deduction of the CEO bonus itself, less an annual threshold amount. The Compensation and Stock Option Committee of the Company's
Board of Directors (the "Committee") shall establish the annual threshold amount at the beginning of the bonus year. If the consolidated pre-bonus income for the bonus year is less than zero, it shall be treated as "zero" for that bonus year.

For purposes of calculating the income improvement bonus rate, improvement means the amount of increase in consolidated pre-bonus income for the bonus year compared with the consolidated pre-bonus income for the immediately preceding bonus year. If the consolidated pre-bonus income for either bonus year is less than zero, consolidated pre-bonus income shall be treated as "zero" for that bonus year. A decrease in consolidated pre-bonus income shall be treated as "zero improvement" for that bonus year.

For purposes of calculating the income improvement bonus rate for the first year that this Amendment 1 is effective, the consolidated pre-bonus income for the preceding year shall be calculated on a pro forma basis using the first year's threshold amount.

The Company intends that the payment will be made within 2 1/2 months of the close of the Company's fiscal year, but in no event later than the subsequent calendar year. In the event that payments are not made within 2 1/2 months of the close of the Company's fiscal year, it is the Company's intent that this Plan be construed in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended.

The Company's Chief Financial Officer shall perform the annual bonus calculations under this plan. The Chairman of the Committee shall advise the Chief Executive Officer in writing of the terms of the plan, including the annual threshold amount, at the beginning of the bonus year, shall approve the annual bonus calculations, and shall provide the Chief Executive Officer with a written statement documenting the annual bonus calculations at the end of the bonus year. The Committee shall have the authority to interpret the plan and to resolve disputes.